UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2017

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-11993	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 700, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 697-5200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2017, BioScrip, Inc. (the “Company”) announced that Stephen M. Deitsch has been appointed as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective April 24, 2017. Mr. Deitsch succeeds Jeffrey Kreger, who stepped down from his roles as Senior Vice President, Chief Financial Officer and Treasurer effective April 24, 2017.

Mr. Deitsch, 45, joins the Company with extensive strategic and operational financial leadership experience, including over twelve years in the healthcare industry at medical technology companies Zimmer Biomet (NYSE: ZBH), Biomet (which merged with Zimmer Holdings in 2015) and Lanx (which Biomet acquired in October 2013). Mr. Deitsch served as the Chief Financial Officer of the Zimmer Biomet Spine, Bone Healing, and Microfixation business from July 2014 to July 2015 and as Vice President Finance, Biomet Corporate Controller from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch also served in various senior financial leadership roles at Zimmer Holdings, Inc., including Vice President Finance, Reconstructive and Operations, and Vice President Finance, Europe. Most recently, since August of 2015, Mr. Deitsch has served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a portfolio company of The Carlyle Group, and a high growth leader in cyber risk advisory services.

The Company has provided to Mr. Deitsch an offer letter, dated as of April 10, 2017, that provides for Mr. Deitsch’s salary and benefits (the “Offer Letter”). The Offer Letter is subject to certain conditions, which were satisfied on April 20, 2017.

Mr. Deitsch’s annual salary will be $375,000, and he is eligible to participate in the Company’s Management Incentive Bonus Program, provided that he remain continuously employed with the Company through the date that the bonus is paid. Mr. Deitsch is eligible for a bonus of up to 80% of his base salary, as determined by the Company and the Board of Directors of the Company (the “Board”), and subject to corporate, departmental and individual objectives being met. His participation in the 2017 Management Incentive Bonus Plan will be prorated based on his hire date.

Subject to the approval of the Compensation Committee of the Board, Mr. Deitsch will be granted equity awards consisting of 215,909 options to purchase Company stock, par value $0.0001 per share, and 133,803 performance-based restricted stock units, subject to the performance goals currently applicable to the Company’s current Long-Term Incentive Plan. In addition, Mr. Deitsch will receive 35,211 performance-based restricted stock units, the vesting of which will be based on successful completion of certain agreed-upon milestones within the first six months of his employment.

In the event of a change in control, all performance goals (other than those relating to the value of the Company’s common stock) pertaining to Mr. Deitsch’s outstanding performance-based awards will be deemed to have been achieved at target and all time-based vesting requirements will lapse in their entirety, provided that the determination of whether any performance goals related to the value of the Company’s common stock have been achieved will be made by reference to the value of the Company’s common stock on or as of the date of the change in control. Mr. Deitsch will be permitted to participate in all employee benefits plans, policies, and practices now or hereafter maintained by or on behalf of the Company, commensurate with his position and level of individual contribution, if and to the extent he is eligible pursuant to the terms of such plans, policies, and practices, which may be modified by the Company at its discretion.

The Company and Mr. Deitsch also executed a Severance Agreement in connection with the Offer Letter, which provides that, subject to certain conditions, if Mr. Deitsch’s employment is terminated by the Company other than for “Cause,” as defined in the Severance Agreement, Mr. Deitsch will be entitled to receive salary continuation payments for 52 weeks following the date Mr. Deitsch executes the Company’s standard Separation and Release Agreement.

A copy of the Offer Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Item 7.01.	Regulation FD Disclosure.

On April 20, 2017, the Company issued a press release announcing Mr. Deitsch’s appointment as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, a copy of which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated as of April 10, 2017, by and between BioScrip, Inc. and Stephen M. Deitsch.
99.1	Press Release dated April 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: April 20, 2017		/s/ Kathryn Stalmack
	By:	Kathryn Stalmack
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter, dated as of April 10, 2017, by and between BioScrip, Inc. and Stephen M. Deitsch.
99.1	Press Release dated April 20, 2017.